Exhibit 99.1
COVENANT TRANSPORTATION GROUP, INC.
Majority Vote Policy

Purpose. The purpose of this Covenant Transportation Group, Inc. (the “Company”), majority vote policy is to support the Board of Directors’ (the “Board”), focus on sound corporate governance principles.
Policy. The majority vote policy will require that directors not receiving support from holders of a majority of shares voted in an uncontested election of directors to tender their resignation the Nominating and Corporate Governance Committee, (the “Committee”), for consideration. The Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the support from the holders of a majority of shares voted in the election of directors. In making this recommendation, the Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable laws, rules, regulations, or governing documents, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 120 days following the certification of the stockholder vote. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the Securities and Exchange Commission. Any director who tenders his resignation pursuant to the majority vote policy will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other Committee and Board activities, deliberations, and decisions during this Committee and Board process.
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